                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               GERON CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                   Geron logo

                               GERON CORPORATION
                             230 CONSTITUTION DRIVE
                              MENLO PARK, CA 94025

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 26, 2000

TO THE STOCKHOLDERS OF GERON CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of GERON CORPORATION, a Delaware corporation (the "Company"), will be held on Friday, May 26, 2000, at 9:00 a.m. local time at the company headquarters, 230 Constitution Drive, Menlo Park, California 94025 for the following purposes:

          1. To elect the three Class I Directors to serve for a term of three years, or until their successors are elected.

          2. To approve an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 35,000,000 shares to 50,000,000 shares.

          3. To approve an amendment to the Company's 1992 Stock Option Plan to increase the aggregate number of shares of Common Stock authorized for issuance under such Plan by 500,000 shares.

          4. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2000.

          5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business, including the nominees for Class I Directors, are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on Monday, March 27, 2000, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

     All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                                      By Order of the Board of Directors

                                      /s/ David L. Greenwood
                                      David L. Greenwood
                                      Secretary

Menlo Park, California
April   , 2000

     YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                               GERON CORPORATION
                             230 CONSTITUTION DRIVE
                              MENLO PARK, CA 94025
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Geron Corporation, a Delaware corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on May 26, 2000, at 9:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the company headquarters, 230 Constitution Drive, Menlo Park, California 94025. The Company intends to mail this proxy statement and accompanying proxy card on or about April 17, 2000 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. In addition, the Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers, or other regular employees of the Company or, at the Company's request, Corporate Investor Communications, Inc. No additional compensation will be paid to directors, officers or other regular employees for such services, but Corporate Investor Communications, Inc. will be paid its customary fee, estimated to be $5,500, if it renders solicitation services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on Monday, March 27, 2000, (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 21,423,687 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, except with respect to Proposal 2, but are not counted for any purpose in determining whether a particular matter has been approved. With respect to Proposal 2, broker non-votes will have the same effect as negative votes.

VOTING VIA THE INTERNET OR BY TELEPHONE

     Most beneficial owners whose stock is held in street name receive voting instruction forms from their banks, brokers, or other agents, rather than the Company's proxy card.

     A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. If your shares are held in an account with a broker or bank participating in the ADP Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at ADP Investor Communication Services' voting web site http://www.proxyvote.com.

     Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

     The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instruction have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's offices, 230 Constitution Drive, Menlo Park, California 94025, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 2001 Annual Meeting of Stockholders must be received by the Company not later than January 10, 2001 in order to be included in the proxy statement and proxy relating to that Annual Meeting. Stockholders wishing to submit proposals or director nominations that are to be included in such proxy statement and proxy must do so not less than 10 nor more than 60 days prior to the date of the meeting.

              MATTERS TO BE CONSIDERED AT THE 2000 ANNUAL MEETING

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Geron has three classes of director; serving staggered three-year terms. Class I consists of three directors who will be elected at this Annual Meeting. Class II consists of three directors who will be elected at the 2001 Annual Meeting. Class III consists of two directors who will be elected at the 2002 Annual Meeting. At this Annual Meeting, the Class I Directors are to be elected for three-year terms expiring on the date of the Annual Meeting in 2003 or until their successors are elected and qualified. The Board of Directors has selected three nominees for Class I Directors, all of whom are currently directors of the Company. The three candidates receiving the highest number of affirmative votes of the shares represented and entitled to vote at the Annual Meeting will be elected as Class I Directors of the Company.

                                 REQUIRED VOTE

     Stockholders are requested in this Proposal 1 to approve each nominee for Class I Director. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal at the meeting will be required to elect the nominees.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE

     Set forth below is information regarding the nominees for Class I Director, the periods during which they have served as directors, and information furnished by them as to principal occupations and directorships held by them in corporations whose shares are publicly registered.

NOMINEES FOR CLASS I DIRECTORS (TERM ENDING IN 2000)

                   NAME                     AGE   PRINCIPAL OCCUPATION/POSITION WITH THE COMPANY
                   ----                     ---   ----------------------------------------------
Gary L. Neil, Ph.D. ......................  59    President and Chief Executive Officer,
                                                  Crescendo Pharmaceutical Corp.
Thomas B. Okarma, Ph.D., M.D. ............  54    President and Chief Executive Officer
John P. Walker............................  51    President and Chief Executive Officer, Axys
                                                  Pharmaceuticals, Inc.

     GARY L. NEIL, PH.D., has served as a Director of the Company since September 1998. Dr. Neil is also a director of Crescendo Pharmaceutical Corporation, Allergen Specialty Therapeutics, Inc. and Signal Pharmaceuticals, Inc. He also has been the President and Chief Executive Officer of Crescendo Pharmaceuticals since its inception in September 1997. From 1993 to 1997, he was the President and Chief Executive Officer of Therapeutic Discovery Corporation which was formed by ALZA Corporation and purchased by them in 1997. From 1989 to 1993, Dr. Neil served as Executive Vice President of American Home Products' subsidiary Wyeth-Ayerst Research where he led Wyeth-Ayerst's worldwide pharmaceutical research and development organization. Prior to joining American Home Products, Dr. Neil served 23 years at The Upjohn company in a number of scientific and management positions. Dr. Neil holds a B.Sc. in Chemistry from Queen's University, Canada and a Ph.D. in Organic Chemistry from California Institute of Technology.

     THOMAS B. OKARMA, PH.D., M.D., has served as Geron's President, Chief Executive Officer and Director since July 1999. He is also a director of Geron Bio-Med Limited, a United Kingdom company. From May 1998 until July 1999, Dr. Okarma was Vice President of Research and Development. From December 1997 until May 1998, Dr. Okarma was Vice President of Cell Therapies. From 1985 until joining Geron, Dr. Okarma, the scientific founder of Applied Immune Sciences, Inc., served initially as its Vice President of Research and Development and then as its Chairman and Chief Executive Officer until 1995 when it was acquired by Rhone-Poulenc Rorer. Dr. Okarma was a Senior Vice President at Rhone-Poulenc Rorer from the time of the acquisition of Applied Immune Sciences, Inc. until December 1996. From 1980 to 1985, Dr. Okarma was a member of the faculty of the Department of Medicine at Stanford University School of Medicine. Dr. Okarma holds a A.B. from Dartmouth College and a M.D. and Ph.D. from Stanford University.

     JOHN P. WALKER has served as a Director of the Company since April 1997. He is currently Chairman and Chief Executive Officer and a director of Axys Pharmaceuticals, Inc., which is the corporation that resulted from the merger of Arris Pharmaceutical Corporation and Sequana Therapeutics, Inc. Mr. Walker is also a director of Microcide Pharmaceuticals. From 1993 to 1997, he was President, Chief Executive Officer and a director of Arris Pharmaceutical Corporation. Prior to his association with Arris, Mr. Walker was the Chairman and Chief Executive Officer of Vitaphore Corporation, a biomaterials company that was sold to Union Carbide Chemicals and Plastics Company Inc. in 1990. From 1971 to 1985, Mr. Walker was employed by American Hospital Supply Corporation in a variety of general management, sales and marketing positions, most recently serving as President of the American Hospital Company. He holds a B.A. from the State University of New York at Buffalo and conducted graduate business studies at Northwestern University Institute for Management.

CONTINUING DIRECTORS

     Set forth below is information regarding the continuing Class II and Class III Directors of the Company, including their ages, the periods during which they have served as directors, and information furnished by them as to principal occupations and directorships held by them in corporations whose shares are publicly registered.

CLASS II DIRECTORS (TERM ENDING IN 2001)

                   NAME                     AGE   PRINCIPAL OCCUPATION/POSITION WITH THE COMPANY
                   ----                     ---   ----------------------------------------------
Ronald W. Eastman.........................  47    President, EdeNet Communications, Inc.
Thomas D. Kiley, Esq......................  56    Attorney-at-law
Edward V. Fritzky.........................  49    Chief Executive Officer and Chairman, Immunex
                                                  Corporation

     RONALD W. EASTMAN has served as a Director of the Company since May 1993. He is President of EdeNet Communications, Inc., a company providing internet and intranet based educational and entertainment services to hospital patients and physicians. From May 1993 to July 1999, Mr. Eastman served as President and Chief Executive Officer of the Company. From 1978 until May 1993, Mr. Eastman was employed with American Cyanamid Co., most recently as a Vice President and General Manager of Lederle Laboratories, American Cyanamid's pharmaceutical business. Mr. Eastman holds a B.A. from Williams College and an M.B.A. from Columbia University.

     THOMAS D. KILEY, ESQ., has served as a Director of the Company since September 1992. Mr. Kiley is also a director Pharmacyclics, Inc., Connetics Corp., Cardiogenesis Corporation and certain privately held biotechnology and other companies. He has been self-employed since 1988 as an attorney, consultant, and investor. From 1980 to 1988, he was an officer of Genentech, Inc., a biotechnology company, serving variously as Vice President and General Counsel, Vice President for Legal Affairs and Vice President for Corporate Development. From 1969 to 1980, he was with the Los Angeles law firm of Lyon & Lyon and was a partner at the firm from 1975 to 1980. Mr. Kiley holds a B.S. in Chemical Engineering from Pennsylvania State University and a J.D. from George Washington University.

     EDWARD V. FRITZKY has served as a Director of the Company since July 1998. He has served as Chief Executive Officer and Chairman of Immunex Corporation since January 1994. Mr. Fritzky is also a director of Sonosite, Inc. Mr. Fritzky served as President of Lederle Laboratories, a division of American Cyanamid, from 1992 to 1994, and as Vice President of Lederle Laboratories from 1989 to 1992. Prior to joining Lederle Laboratories, Mr. Fritzky was an executive of Searle Pharmaceuticals, Inc., a subsidiary of the Monsanto Company. During his tenure at Searle, Mr. Fritzky was Vice President of Marketing in the United States, and later President and General Manager of Searle Canada, Inc. and Lorex Pharmaceuticals, a joint venture company. Mr. Fritzky holds a B.A. from Duquesne University and is a graduate of the Advanced Executive Program, J.L. Kellogg Graduate School of Management at Northwestern University.

CLASS III DIRECTORS (TERM ENDING IN 2002)

                   NAME                     AGE   PRINCIPAL OCCUPATION/POSITION WITH THE COMPANY
                   ----                     ---   ----------------------------------------------
Alexander E. Barkas, Ph.D. ...............  52    General Partner, Prospect Venture Partners
Robert B. Stein, M.D., Ph.D. .............  49    Executive Vice President, Research &
                                                  Preclinical Development, DuPont
                                                  Pharmaceuticals

     ALEXANDER E. BARKAS, PH.D., has served as Chairman of the Board since July 1993 and as a Director of the Company since March 1992. Dr. Barkas is also a director of Connetics Corp. and several privately held medical technology companies. From March 1992 until May 1993, he served as President and Chief Executive Officer of the Company. He is a founding partner of Prospect Venture Partners, a venture capital investment firm formed in October 1997. Dr. Barkas was a partner with Kleiner Perkins Caufield & Byers, a venture capital investment firm, from 1991 to October 1997. He holds a B.A. from Brandeis University and Ph.D. from New York University.

     ROBERT B. STEIN, M.D., PH.D., has served as a Director of the Company since April 1996. Since September 1996 Dr. Stein has been Executive Vice President of Research & Preclinical Development at DuPont Pharmaceuticals. From August 1993 to September 1996, Dr. Stein was Senior Vice President and Chief Scientific Officer of Ligand Pharmaceuticals, Inc., a pharmaceutical company, and from May 1990 to August 1993, he was Vice President of Research at Ligand. From 1982 to 1990, Dr. Stein held various positions with Merck, Sharp, and Dohme Research Laboratories, a pharmaceutical company, including Senior Director and Head of the Department of Pharmacology from 1989 to 1990. Dr. Stein holds a B.S. in Biology and Chemistry from Indiana University and an M.D. and a Ph.D. in Physiology and Pharmacology from Duke University.

     There are no family relationships among executive officers or directors of the Company.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended December 31, 1999, the Board of Directors held seven meetings. The Board has an Audit Committee, a Compensation Committee and a Stock Option Committee. During the fiscal year ended December 31, 1999, all directors attended at least 75% of the meetings of the Board and the committees, on which he served, during the period for which he was a director or committee member, respectively.

     The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the auditors' comments as to financial controls, adequacy of staff, as well as management performance and procedures in connection with the annual audit. The Audit Committee, which is comprised of Dr. Barkas and Mr. Kiley, met in April 1999 in connection with the audit of the 1998 financial statements.

     The Compensation Committee makes recommendations concerning salaries and incentive compensation, administers the incentive compensation and benefit plans of the Company, and performs such other functions regarding compensation as the Board may delegate. In addition, the Compensation Committee has exclusive authority to administer the 1992 Stock Option Plan with respect to executive officers and directors. The Compensation Committee, which is comprised of Dr. Barkas and Mr. Walker, met five times during fiscal 1999 and acted by written consent on four occasions during fiscal 1999.

     The Stock Option Committee was formed in December 1996 in order to provide timely option grants to new employees and consultants (other than executive officers and directors of the Company) and currently consists of one member, Dr. Okarma. The Stock Option Committee has limited authority to administer the Company's 1992 Stock Option Plan concurrently with the Compensation Committee. The Stock Option Committee has the authority to grant options for up to 20,000 shares of Common Stock to employees and consultants in accordance with procedures approved by the Board of Directors. The Stock Option Committee acted by written consent on 15 occasions during fiscal 1999.

COMPENSATION OF DIRECTORS

     Directors currently receive $1,000 for each board meeting attended and are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors.

     Each non-employee director received periodic option grants for shares of Common Stock pursuant to the Company's 1996 Directors' Stock Option Plan, as amended (the "Directors Plan"). The Directors Plan is designed to work automatically and not to require administration; however, to the extent administration is necessary, it will be provided by the Board of Directors.

     The purpose of the Directors Plan is to provide an incentive for directors to continue to serve the Company as directors and to assist the Company in recruiting highly qualified individuals when vacancies occur on the Board of Directors.

  TERMS OF OPTIONS

     The following is a description of the principal terms of options granted under the Directors Plan.

     Option Grants. The Directors Plan provides that each person who becomes a non-employee director after the effective date of the Directors Plan shall be automatically granted a First Option to purchase 35,000 shares of Common Stock on the date on which such person first becomes a non-employee director, whether through election by the stockholders of the Company or appointment by the Board of Directors to fill a vacancy. A Subsequent Option granted to non-employee directors, other than the Chairman of the Board of Directors, to purchase 5,000 shares is automatically granted under the Directors Plan to each non-employee director on the anniversary date of the election of the non-employee director to the Board. The Subsequent Option granted to the Chairman of the Board of Directors is for 10,000 shares. In the event that a director terminates his or her service to the Board of Directors prior to the next anniversary date of his or her election or appointment, he or she will be granted a prorated Subsequent Option reflecting the period of service since the last anniversary date. A Re-election Option to purchase 15,000 shares is granted to each non-employee director upon such director's re-election to a subsequent three-year term on the Board of Directors.

     The Directors Plan provides for neither a maximum nor a minimum number of shares subject to options that may be granted to any one non-employee director, but does provide for the number of shares that may be included in any grant and the method of making a grant. No option granted under the Directors Plan is transferable by the optionee other than by will or the laws of descent or distribution or pursuant to the terms of a qualified domestic relations order (as defined by the Internal Revenue Code of 1986, as amended (the "Code")), and each option is exercisable, during the lifetime of the optionee, only by such optionee.

     The Directors Plan provides that each First Option granted thereunder becomes exercisable in installments cumulatively as to one-third of the shares subject to the First Option on each of the first, second and third anniversaries of the date of grant of the First Option, as to 100% of the Shares subject to each Subsequent Option on the date of grant of each Subsequent Option and in installments cumulatively as to one-third of shares subject to each Re-election Option on each of the first, second and third anniversaries of the date of grant of such Re-election Option. The options remain exercisable for up to 90 days following the optionee's termination of service as a director of the Company, unless such termination is a result of death or disability, in which case the options remain exercisable for up to a six-month period.

     Exercise Price and Term of Options. The exercise price of all stock options granted under the Directors Plan shall be equal to the fair market value of a share of the Company's Common Stock on the date of grant of the option, which is defined to be the closing sale price of the Company's Common Stock on the Nasdaq National Market on the date of grant. Options granted under the Directors Plan have a term of ten years.

     During 1999, options to purchase 5,000 shares each were issued to Mr. Fritzky, Mr. Kiley, Dr. Neil, Dr. Stein, and Mr. Walker in connection with their anniversary dates under the Directors Plan. Options to purchase 10,000 shares were issued to Dr. Barkas, as Chairman of the Board, in connection with his anniversary date. Also during 1999, options to purchase 15,000 shares each were issued to Dr. Stein and Dr. Barkas in connection with their re-election to the Board at the 1999 Annual Meeting under the Directors Plan. In addition, options to purchase 40,000 shares were issued to Dr. Barkas under the Company's 1992 Stock Option Plan in connection with his services to the Company as Chairman of the Board.

     In April 1996, the Company entered into a Consulting Agreement with Thomas
D. Kiley, a Director of the Company, pursuant to which Mr. Kiley agreed to provide such advice and consultation as reasonably requested by the Company to its officers and scientists on the direction, implementation and operations of its scientific programs, business plans and management of intellectual property. As compensation for his services under this agreement, Mr. Kiley received an option to purchase 7,352 shares of Common Stock at an exercise price of $2.04 per share, with monthly vesting over a five year period. Unless otherwise terminated by either the Company or Mr. Kiley, this agreement will expire on April 10, 2001.

     In April 1997, the Company entered into a Consulting Agreement with John P. Walker, a Director of the Company, pursuant to which Mr. Walker agreed to provide such advice and consultation as reasonably requested by the Company to its officers and scientists on the direction, implementation and operations of its scientific programs and business plans. As compensation for his services under this agreement, Mr. Walker received an option to purchase 10,000 shares of Common Stock at an exercise price of $9.25 per share, with annual vesting over a three year period. In addition, Mr. Walker will receive cash compensation in the amount of $10,000 per year, payable quarterly. Unless otherwise terminated by either the Company or Mr. Walker, this agreement will expire on April 3, 2000.

                                   PROPOSAL 2

      APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors has adopted, subject to stockholder approval, an amendment to the Company's Restated Certificate of Incorporation to increase the Company's authorized number of shares of Common Stock from 35,000,000 shares to 50,000,000 shares.

     The additional Common Stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the proposed amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock, except for effects incidental to increasing the number of shares of the Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company's Restated Certificate of Incorporation, in the form of Appendix 1 hereto, with the Secretary of State of the State of Delaware.

     In addition to the 21,423,687 shares of Common Stock outstanding at March 27, 2000, the Board has reserved 4,072,689 shares for issuance upon exercise of options and rights granted under the Company's stock option and stock purchase plans, up to approximately 1,973,238 shares of Common Stock which may be issued upon conversion of outstanding debentures, exercise of warrants and future milestone obligations.

     Although at present the Board of Directors has no plans to issue additional shares of Common Stock other than as described above, it desires to have such shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used, without further stockholder approval, for various purposes including, without limitation, raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies and expanding the Company's business through the acquisition of other businesses or technologies.

     The additional shares of Common Stock that would become available for issuance if the proposal were adopted could also be used by the Company to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board could adopt a "poison pill" which would, under certain circumstances related to an acquisition of shares not approved by the Board of Directors, give certain holders the right to acquire additional shares of Common Stock at a low price, or the Board could strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized Common Stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), nevertheless, stockholders should be aware that approval of this proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

                                 REQUIRED VOTE

     Stockholders are requested in this Proposal 2 to approve this amendment to the Company's Restated Certificate of Incorporation. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal at the meeting will be required to approve the proposal.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2

                                   PROPOSAL 3

              APPROVAL OF AMENDMENT TO THE 1992 STOCK OPTION PLAN

     The Company's stockholders are being asked to approve an amendment to the Company's 1992 Stock Option Plan, as amended (the "Stock Option Plan") to increase the number of shares issuable thereunder by 500,000 shares. In March 2000, the Board amended the Stock Option Plan, subject to stockholder approval, to increase the aggregate number of shares authorized for issuance under the Stock Option Plan from 5,444,362 to 5,944,362 The Board adopted the amendment to ensure that the Company can continue to grant stock options, at levels determined appropriate by the Board, to attract and retain qualified employees and consultants.

     The Stock Option Plan was initially adopted by the Board of Directors in May 1992 and approved by the stockholders in July 1992 and has been amended several times since then. As of December 31, 1999, a total of 5,144,362 shares of Common Stock had been authorized for issuance under the Stock Option Plan with an automatic increase on the first trading day of the 1998, 1999, 2000 and 2001 calendar years of an additional number of shares equal to 2% of the number of shares of Common Stock outstanding on December 31 of the immediately preceding calendar year, with no such annual increase to exceed 300,000 shares. Taking into account the annual increase for 2000, a total of 5,444,362 shares of Common Stock have been authorized for issuance under the Stock Option Plan as of the date of this Proxy Statement.

     As of March 27, 2000, options to purchase a total of 2,875,410 shares were outstanding under the Stock Option Plan (net of canceled or expired options), and 752,029 shares remained available for future grants under the Stock Option Plan. As of March 27, 2000, the aggregate fair market value of shares subject to outstanding options under the Stock Option Plan was $92,372,546, based upon the closing price of the Common Stock on the Nasdaq National Market.

SUMMARY OF 1992 STOCK OPTION PLAN

     The following is a summary of the principal features of the Stock Option Plan, together with the applicable tax implications, which will be in effect if the proposed amendment to the Stock Option Plan is approved. The summary, however, does not purport to be a complete description of all the provisions of the Stock Option Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Secretary of the Company at the Company's principal executive offices at 230 Constitution Drive, Menlo Park, California 94025.

  GENERAL

     The Stock Option Plan provides for grants to employees of the Company and any subsidiary of the Company (including officers and employee directors) of "incentive stock options" ("ISO's") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for grants of nonstatutory stock options ("NSO's") to employees (including officers and employee directors) and consultants (including non-employee directors) of the Company or any affiliate of the Company. As of March 27, 2000, five executive officers and approximately 110 other employees and consultants (including non-employee directors) were eligible to participate in the Stock Option Plan. See "Federal Income Tax Aspects" below for information concerning the tax treatment of incentive stock options and nonstatutory stock options.

     The Stock Option Plan is not a qualified deferred compensation plan under
Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

  PURPOSE

     The purposes of the Stock Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to give employees and consultants of the Company a greater personal stake in the success of the Company's business, to provide additional incentive to the employees and consultants of the

Company to continue and advance in their employment and service to the Company and to promote the success of the Company's business.

  ADMINISTRATION

     The Stock Option Plan is administered by the Company's Board of Directors or a committee of the Board (the "Administrator"). The Stock Option Plan is currently being administered by the Compensation Committee and the Stock Option Committee of the Board of Directors with review by the entire Board of Directors. With respect to executive officers and directors of the Company (including executive officers who are also directors), the Stock Option Plan will be administered exclusively by the Compensation Committee of the Board of Directors. The Administrator may determine the terms of the options granted, including the exercise price, the number of shares subject to each option and the exercisability of the option. The Administrator also has the authority to select the individuals to whom options will be granted and to make any combination of grants to individuals. The Administrator's interpretation and construction of any provision of the Stock Option Plan are final and binding upon all participants. Members of the Board receive no additional compensation for their services in connection with the administration of the Stock Option Plan.

  ELIGIBILITY

     The Stock Option Plan provides that incentive stock options may be granted only to employees (including officers and employee directors) of the Company or any affiliate of the Company, while nonstatutory stock options may be granted not only to employees (including officers and employee directors), but also consultants (including non-employee directors) of the Company or any affiliate of the Company. The Administrator shall have full authority to determine which eligible individuals are to receive option grants under the Plan, the number of shares to be covered by each such grant, whether the granted option is to be an incentive stock option which satisfies the requirements of Section 422 of the Code or a nonstatutory stock option not intended to meet such requirements, the time or times at which each such option is to become exercisable, and the maximum term for which the option is to remain outstanding.

     The Stock Option Plan provides that the maximum number of shares of Common Stock which may be granted under options to any one employee during any fiscal year shall be 500,000 shares subject to adjustment as provided in the Stock Option Plan. There is also a limit on the aggregate market value of shares subject to all incentive stock options that may be granted to an optionee during any calendar year.

  STOCK SUBJECT TO THE STOCK OPTION PLAN

     An aggregate of 5,444,362 shares (5,944,362 shares assuming the proposed amendment is approved) of Common Stock has been authorized for issuance under the Stock Option Plan, as amended, including the automatic annual increase for 2000. If stock option awards granted under the Stock Option Plan expire or otherwise terminate without being exercised, the shares of Common Stock not purchased pursuant to such award again become available for issuance under the Stock Option Plan.

  TERMS OF OPTIONS

     The following is a description of the permissible terms of options under the Stock Option Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

     Exercise Price; Payment. The exercise price under the Stock Option Plan is determined by the Administrator and in the case of all incentive stock options granted under the Stock Option Plan the exercise price must be at least equal to the fair market value of the Common Stock of the Company on the date of grant. The exercise price of all nonstatutory stock options must equal at least 85% of the fair market value of the Common Stock on the date of grant. The exercise price of any incentive stock option granted to an optionee who owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries (a "10% Stockholder") must equal at least 110% of the fair market value of the Common Stock on the date of grant. At March 27, 2000, the closing sales price of a share of the Company's Common Stock as reported on the Nasdaq National Market was $32.13 per share.

     The consideration to be paid for shares issued on exercise of options granted under the Stock Option Plan, including the method of payment, is determined by the Administrator and may consist entirely of cash, check, promissory note, shares of the Company's Common Stock which have been beneficially owned by the optionee for at least six months or which were not acquired directly or indirectly from the Company, with a fair market value on the exercise date equal to the aggregate exercise price of the shares purchased, authorization from the Company to retain from the total number of shares as to which the option is exercised a number of shares having a fair market value on the exercise date equal to the aggregate exercise price of the shares issued, or delivery of a properly executed notice and irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the exercise price. The Administrator may also authorize payments by any combination of the above methods or any other consideration and method of payment permitted by law.

     Option Exercise. Each option may be exercised during the lifetime of the optionee only by such optionee or in the case of a nonstatutory stock option by a transferee under a qualified domestic relations order. Options granted under the Stock Option Plan generally vest in a series of installments at the rate of 12.5% of the total number of shares after the six month period from the date of grant, and approximately 2.08% each month thereafter. Under certain circumstances, options may be exercised prior to vesting, subject to the Company's right to repurchase shares subject to such option at the exercise price paid per share. The Company's repurchase rights would terminate on a vesting schedule identical to the vesting schedule of the exercised option. In addition, the Stock Option Plan provides that the Administrator, in its sole discretion, may assist any optionee in the exercise of an option by authorizing the extension of a loan from the Company to such optionee or by permitting such optionee to pay the exercise price in installments over a period of years.

     Term. The Administrator determines the term of options. The term of a stock option granted under the Stock Option Plan may not exceed ten years; provided, however, that the term of an incentive stock option may not exceed five years for 10% Stockholders.

     In the event an optionee ceases to be employed or retained by the Company for any reason other than death or disability, each outstanding option held by such optionee will remain exercisable for the three-month period following the date of such cessation of employment or service. Should the optionee's employment or service terminate by reason of disability, each outstanding option will remain exercisable for the six month period following the date of such cessation of employment. Should the disability be deemed a permanent disability or should the optionee's employment terminate by reason of death, options held by such optionee will remain exercisable for 12 months following such cessation of employment or service. The Board will have full power and authority to extend the period of time for which the option is to remain exercisable following the optionee's termination of service.

  ADJUSTMENT PROVISIONS

     In the event any change is made to the Common Stock issuable under the Stock Option Plan by reason of any stock split, stock dividend, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without receipt of consideration, appropriate adjustments shall be made to (i) the aggregate number and/or class of shares issuable under the Stock Option Plan, (ii) the maximum number of shares for which any one person may be granted options per calendar year and (iii) the aggregate number and/or class of shares and the option price per share in effect under each outstanding option in order to prevent the dilution or enlargement of benefits thereunder. The adjustments determined by the Administrator shall be final, binding and conclusive.

  EFFECT OF CERTAIN CORPORATE EVENTS

     In the event of a transaction involving a change in control of the Company, the Stock Option Plan provides that each outstanding option will accelerate so that each option will be fully exercisable for all of the shares subject to such option immediately prior to the effective date of the transaction. In addition, upon the occurrence of such a transaction, the Stock Option Plan provides that all of the outstanding repurchase rights of the Company with respect to shares of Common Stock acquired upon exercise of options granted under the Stock Option Plan will terminate.

  DURATION AND AMENDMENT

     Unless terminated sooner through action by the Board of Directors, the Stock Option Plan shall terminate in 2002. The Board shall have complete and exclusive power and authority to amend or modify the Stock Option Plan in any or all respects whatsoever; provided, however, that no amendment or modification shall, without the consent of the holders, adversely affect the rights and obligations with respect to options outstanding under the Stock Option Plan; and provided, further, that the Board shall not, without the approval of the Company's stockholders, (i) increase the maximum number of shares issuable under the Stock Option Plan or the maximum number of shares for which any person may be granted options per calendar year, (ii) materially modify the eligibility requirements for the grant of options under the Stock Option Plan, (iii) materially increase the benefits accruing to Stock Option Plan participants or
(iv) increase the annual limitation on grants to participants under the Stock Option Plan.

  RESTRICTIONS ON TRANSFER

     An option is nontransferable by the optionee other than by will or the laws of descent and distribution, provided, however, that certain nonstatutory stock options may be transferable. An option is exercisable during the optionee's lifetime only by the optionee or permitted transferee and in the event of the optionee's death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of death of the optionee or permitted transferee.

  FEDERAL INCOME TAX ASPECTS

     The following is a brief summary of the U.S. federal income tax consequences of transactions under the Stock Option Plan based on federal income tax laws in effect as of the date of this Proxy Statement. This summary is not intended to be exhaustive and does not address all matters which may be relevant to a particular optionee based on his or her specific circumstances. The summary addresses only current U.S. federal income tax law and expressly does not discuss the income tax law of any state, municipality or non-U.S. taxing jurisdiction or gift, estate or other tax laws other than federal income tax law. The Company advises all participants under the Stock Option Plan to consult their own tax advisors concerning tax implications of options grants and exercises and the disposition of stock acquired upon such exercises under the Stock Option Plan.

     Options granted under the Stock Option Plan may be either "incentive stock options," which are intended to qualify for the special tax treatment provided by Section 422 of the Code, or nonstatutory stock options, which will not so qualify.

     If an option granted under the Stock Option Plan is an incentive stock option, the optionee will recognize no income upon grant of the incentive stock option and incur no tax liability due to the exercise, except to the extent that such exercise causes the optionee to incur alternative minimum tax (see discussion below). The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares acquired upon exercise more than two years after grant of the option and one year after such exercise, any gain will be treated as long-term capital gain. If both of these holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized on a disposition of the shares prior to completion of both of the above holding periods in excess of the amount treated as ordinary income will be characterized as long-term capital gain if the sale occurs more than one year after exercise of the option or as short-term capital gain if the sale is made earlier. For individual taxpayers, the current maximum U.S. federal income tax on long-term capital gains is 20% (in the case of shares held more than one year after exercise), whereas the maximum rate on other income is 39.6%. Capital losses are allowed under U.S. tax laws in full against capital gains plus $3,000 of other income.

     All other options which do not qualify as incentive stock options are referred to as nonstatutory stock options. An optionee will not recognize any taxable income under U.S. tax laws at the time he or she is granted a nonstatutory stock option. However, upon its exercise, under U.S. tax laws the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the exercise price. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired, the date of taxation under U.S. tax laws may be deferred unless the optionee files an election with the Internal Revenue Service under Section 83(b) of the Code. The income recognized by an optionee who is also an employee of the Company will be subject to income and employment tax withholding by the Company by payment in cash by the optionee or out of the optionee's current earnings. Upon resale of such shares by the optionee, any difference between the sales price and the fair market value of the shares as of the date of exercise of the option will be treated under U.S. tax laws as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year from the date of exercise.

     The exercise of an incentive stock option may subject the optionee to alternative minimum tax under Section 55 of the Code. The alternative minimum tax is calculated by applying a tax rate of 26% to alternative minimum taxable income of joint filers up to $175,000 ($87,500 for married taxpayers filing separately) and 28% to alternative minimum taxable income above that amount. Alternative minimum taxable income is equal to (i) taxable income adjusted for certain items, plus (ii) items of tax preference less (iii) an exclusion of $45,000 for joint returns or a surviving spouse, $33,750 for unmarried individual returns and $22,500 in the case of married taxpayers filing separately or an estate or trust (which exemption amounts are phased out for upper income taxpayers). Alternative minimum tax will be due if the tax determined under the foregoing formula exceeds the regular tax of the taxpayer for the year.

     In computing alternative minimum taxable income, shares purchased upon exercise of an incentive stock option are treated as if they had been acquired by the optionee pursuant to exercise of a nonstatutory stock option. As a result, the optionee recognizes alternative minimum taxable income equal to the excess of the fair market value of the shares on the date of exercise over the option's exercise price. Because the alternative minimum tax calculation may be complex, any optionee who upon exercising an incentive stock option would recognize (together with other alternative minimum taxable income preference and adjustment items for the year) alternative minimum taxable income in excess of the exclusion amount noted above should consult his or her own tax advisor prior to exercising the incentive stock option.

     If an optionee pays alternative minimum tax, the amount of such tax may be carried forward as a credit against any subsequent year's regular tax in excess of the alternative minimum tax for such year.

  SECTION 162(m) OF THE INTERNAL REVENUE CODE

     Section 162(m) of the Code enacted as part of the Omnibus Budget Reconciliation Act of 1993, provides that a publicly held corporation cannot deduct compensation of a covered employee (the Chief Executive Officer and the four other most highly compensated employees for the taxable year whose compensation is required to be reported to stockholders under the Securities Exchange Act of 1934, as amended) to the extent the compensation exceeds $1 million per tax year. There is a statutory exception to this limitation for compensation based on the attainment of performance goals. Income derived from stock options will qualify for this exception and thus be treated as performance-based compensation if granted in accordance with the requirements set forth in Section 162(m). The 1992 Stock Option Plan complies with those requirements. However, because the 1992 Stock Option Plan is being amended to increase the number of shares of Common Stock reserved for issuance under the 1992 Stock Option Plan, the Company is again required to obtain stockholder approval for the amended plan in order for the options to continue to qualify as performance-based compensation under Section 162(m).

NEW PLAN BENEFITS

     The Company cannot currently determine the number of shares subject to options that may be granted in the future to executive officers and employees under the Stock Option Plan. The actual benefits, if any, to the holders of stock options issued under the Stock Option Plan are not determinable prior to exercise as the value, if any, of such stock options to their holders is represented by the difference between the market price of a share of the Company's Common Stock on the date of exercise and the exercise price of a holder's stock option. The following table presents certain information with respect to stock awards granted under the 1992 Stock Option Plan for the fiscal year ended December 31, 1999 to (i) each of the executive officers named in the Summary Compensation Table, (ii) all executive officers as a group, (iii) all non-executive officer directors as a group and (iv) all non-executive officer employees as a group.

                                                                                  NUMBER OF SHARES
                                                                                  SUBJECT TO STOCK
                                                              WEIGHTED AVERAGE    AWARDS GRANTED IN
                     NAME AND POSITION                         EXERCISE PRICE        FISCAL 1999
                     -----------------                        ----------------    -----------------
Thomas B. Okarma, Ph.D., M.D. ..............................       $11.07              335,000
  President and Chief Executive Officer
Ronald W. Eastman(1)........................................       $11.69               15,000
  Former President and Chief Executive Officer
David L. Greenwood..........................................       $11.57               95,000
  Chief Financial Officer, Senior Vice President of
  Corporate Development, Treasurer, and Secretary
Elaine R. Hamilton(2).......................................       $ 0.00                    0
  Vice President of Human Resources
Calvin B. Harley, Ph.D......................................       $11.83               45,000
  Chief Scientific Officer
Jane S. Lebkowski, Ph.D.....................................       $11.40               55,000
  Vice President of Cell and Gene Therapies
Richard L. Tolman, Ph.D. ...................................       $11.25               40,000
  Vice President of Drug Discovery
All Executive Officers as a group (9 persons)...............       $11.15              730,000
All Non-Executive Officer Directors as a Group (6
  persons)..................................................       $11.85              105,000
All Non-Executive Officer Employees as a Group (95
  persons)..................................................       $11.45              377,350

---------------
(1) Mr. Eastman separated employment from the Company in July 1999. He remains a Director of the Company.

(2) Ms. Hamilton resigned from the Company in November 1999.

                                 REQUIRED VOTE

     Stockholders are requested in this Proposal 3 to approve the amendment to the Stock Option Plan to increase the number of shares reserved for issuance thereunder by 500,000 shares. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal at the meeting will be required to approve the proposal.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3

                                   PROPOSAL 4

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has served as the Company's independent auditors since 1992. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

                                 REQUIRED VOTE

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal at the meeting will be required to ratify the selection of Ernst & Young LLP.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 15, 2000 by: (i) each current director, (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (v) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                              BENEFICIAL OWNERSHIP(1)
                                                              -----------------------
                                                              NUMBER OF    PERCENT OF
                      BENEFICIAL OWNER                         SHARES        TOTAL
                      ----------------                        ---------    ----------
Alexander E. Barkas, Ph.D.(2)...............................     85,128       *
Ronald W. Eastman(3)........................................    341,908       1.60%
Edward V. Fritzky(4)........................................     16,550       *
Thomas D. Kiley, Esq.(5)....................................     77,600       *
Gary L. Neil(6).............................................      3,300       *
Robert B. Stein, M.D., Ph.D.(7).............................     13,300       *
John P. Walker(8)...........................................     16,900       *
David L. Greenwood(9).......................................    176,237       *
Elaine R. Hamilton(10)......................................      2,492       *
Calvin B. Harley, Ph.D.(11).................................    163,440       *
Jane Lebkowski, Ph.D.(12)...................................     25,876       *
Thomas B. Okarma, Ph.D., M.D.(13)...........................    188,007       *
Richard L. Tolman, Ph.D.(14)................................     17,396       *
3i plc, 91 Waterloo Road,
  London, United Kingdom SE1 8XP............................  1,240,000       5.86%
All directors and executive officers as a group (13
  persons)..................................................  1,128,134       5.09%

---------------
  *  Represents beneficial ownership of less than 1% of the Common Stock.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 15, 2000 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

 (2) Includes 28,593 shares held directly by Alexander E. Barkas, 882 shares held by Lynda Wijcik, the spouse of Dr. Barkas, and 55,653 shares issuable upon the exercise of outstanding options held by Dr. Barkas exercisable within 60 days of March 15, 2000, at which date 55,653 shares were fully vested.

 (3) Includes an aggregate of 13,000 shares held by Patricia Eastman, the spouse of Ronald W. Eastman, as custodian for Mr. Eastman's three minor children. Also includes 65,941 shares held directly by Mr. Eastman and 262,967 shares issuable upon the exercise of outstanding options held by Mr. Eastman exercisable within 60 days of March 15, 2000, at which date 250,002 shares were fully vested. Mr. Eastman separated employment from the Company in July 1999. He remains a Director of the Company.

 (4) Represents 16,550 shares issuable upon the exercise of outstanding options held by Edward V. Fritzky exercisable within 60 days of March 15, 2000, at which date 16,550 shares were fully vested.

 (5) Includes 7,352 shares held directly by Thomas D. Kiley, 9,705 shares held by the Kiley Family Partnership and 14,302 shares held by the Thomas D. Kiley and Nancy L.M. Kiley Revocable Trust under Agreement dated August 7, 1981. Also includes 46,241 shares issuable upon the exercise of outstanding options held by Mr. Kiley exercisable within 60 days of March 15, 2000, at which date 44,893 shares were fully vested.

 (6) Represents 3,300 shares issuable upon the exercise of outstanding options held by Gary L. Neil exercisable within 60 days of March 15, 2000, at which date 3,300 shares were fully vested.

 (7) Represents 13,300 shares issuable upon the exercise of outstanding options held by Robert B. Stein exercisable within 60 days of March 15, 2000, at which date 13,300 shares were fully vested.

 (8) Represents 16,900 shares issuable upon the exercise of outstanding options held by John P. Walker exercisable within 60 days of March 15, 2000, at which date 16,900 shares were fully vested.

 (9) Represents 176,237 shares issuable upon the exercise of outstanding options held by Mr. Greenwood exercisable within 60 days of March 15, 2000, at which date 166,897 shares were fully vested.

(10) Includes 2,492 shares held directly by Elaine R. Hamilton and no shares issuable upon the exercise of outstanding options held by Ms. Hamilton exercisable within 60 days of March 15, 2000. Ms. Hamilton resigned from the Company in November 1999.

(11) Includes 23,185 shares held by the Harley Family Trust and 140,255 shares issuable upon the exercise of outstanding options held by Dr. Harley exercisable within 60 days of March 15, 2000, at which date 136,479 shares were fully vested.

(12) Represents 25,876 shares issuable upon the exercise of outstanding options held by Jane S. Lebkowski exercisable within 60 days of March 15, 2000, at which date 25,876 shares were fully vested.

(13) Represents 188,007 shares issuable upon the exercise of outstanding options held by Thomas B. Okarma exercisable within 60 days of March 15, 2000, at which date 188,007 shares were fully vested.

(14) Represents 17,396 shares issuable upon the exercise of outstanding options held by Richard L. Tolman exercisable within 60 days of March 15, 2000, at which date 17,396 shares were fully vested.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

     The following table provides certain information summarizing compensation awarded or paid to, or earned by the Company's Chief Executive Officer and its four other most highly compensated executive officers whose compensation was in excess of $100,000 (the "Named Executive Officers") for services rendered in all capacities to the Company for each of the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                                    LONG-TERM
                                                                                                   COMPENSATION
                                                                                                      AWARDS
                                                              ANNUAL COMPENSATION                  ------------
                                                ------------------------------------------------    SECURITIES
                                                                                 OTHER ANNUAL       UNDERLYING
         NAME AND PRINCIPAL POSITION            YEAR   SALARY($)   BONUS($)   COMPENSATION(1)($)    OPTIONS(#)
         ---------------------------            ----   ---------   --------   ------------------   ------------
Thomas B. Okarma Ph.D., M.D.(2)...............  1999   $277,590    $41,540         $    --           335,000
  President and Chief Executive Officer         1998    231,615     60,180              --           370,000
                                                1997     16,250         --              --           150,000
Ronald W. Eastman(3)..........................  1999    310,199         --              --            15,000
  Former President and Chief Executive Officer  1998    295,000     78,180              --           325,297
                                                1997    257,300     46,300          30,000           230,000
David L. Greenwood............................  1999    240,000     35,900          12,000            95,000
  Chief Financial Officer, Senior Vice          1998    205,000     62,280          30,000           241,341
  President of Corporate Development,
  Treasurer,                                    1997    198,800     38,800          64,370           165,000
  and Secretary
Elaine R. Hamilton(4).........................  1999    126,550         --              --                --
  Vice President of Human Resources             1998     87,500     19,250              --            90,000
Calvin B. Harley, Ph.D........................  1999    239,200     35,880              --            45,000
  Chief Scientific Officer                      1998    223,750     58,190              --           194,805
                                                1997    180,600     41,500          18,000           125,000
Jane S. Lebkowski, Ph.D.(5)...................  1999    173,333     25,930              --            55,000
  Vice President of Cell and Gene Therapies     1998    109,128     36,740              --            80,000
Richard L. Tolman, Ph.D.(6)...................  1999    181,667     27,170          79,891            40,000
  Vice President of Drug Discovery              1998     15,000     25,000           2,190            35,000

---------------
(1) Other annual compensation consists of monthly housing allowances and relocation allowances.

(2) Dr. Okarma joined the Company in December 1997. He was promoted to President and Chief Executive Officer in July 1999.

(3) Mr. Eastman separated employment from the Company in July 1999. Mr. Eastman remains a Director of the Company.

(4) Ms. Hamilton resigned from the Company in November 1999.

(5) Dr. Lebkowski joined the Company in April 1998. She was promoted to Vice President of Cell and Gene Therapies in August 1999.

(6) Dr. Tolman joined the Company in December 1998. He was promoted to Vice President of Drug Discovery in August 1999.

STOCK OPTION GRANTS IN FISCAL YEAR 1999

     The following table provides certain information regarding options granted to the Chief Executive Officer and the Named Executive Officers during the year ended December 31, 1999. No stock appreciation rights were granted during the year.

                                                       INDIVIDUAL GRANTS                           POTENTIAL REALIZABLE
                                  ------------------------------------------------------------       VALUE AT ASSUMED
                                                       PERCENT OF                                     ANNUAL RATES OF
                                  NUMBER OF SHARES   TOTAL OPTIONS                               STOCK PRICE APPRECIATION
                                     UNDERLYING        GRANTED TO     EXERCISE OR                   FOR OPTION TERM(4)
                                      OPTIONS         EMPLOYEES IN    BASE PRICE    EXPIRATION   -------------------------
              NAME                 GRANTED(#)(1)     FISCAL YEAR(2)    ($/SH)(3)       DATE         5%($)        10%($)
              ----                ----------------   --------------   -----------   ----------   -----------   -----------
Thomas B. Okarma, Ph.D., M.D....       35,000              3.2%         $11.69        5/17/09    $  257,312    $  652,079
                                      300,000             27.1           11.00        7/22/09     2,075,352     5,259,350
Ronald W. Eastman(5)............       15,000              1.4           11.69        5/18/09       110,277       276,463
David L. Greenwood..............       35,000              3.2           11.69        5/18/09       257,312       652,080
                                       20,000              1.8           10.50        10/1/09       132,068       334,686
                                       40,000              3.6           12.00       12/17/09       301,869       764,996
Elaine R. Hamilton(6)...........           --               --              --             --            --            --
Calvin B. Harley, Ph.D..........       12,500              1.1           11.69        5/18/09        91,897       232,886
                                       12,500              1.1           11.69        5/18/09        91,897       232,886
                                       20,000              1.8           12.00       12/17/09       150,935       382,498
Jane S. Lebkowski, Ph.D.........       10,000              0.9           11.69        5/18/09        73,518       186,308
                                       20,000              1.8           10.50        10/1/09       132,068       334,686
                                       25,000              2.3           12.00       12/17/09       188,668       478,123
Richard L. Tolman, Ph.D.........       20,000              1.8           10.50        10/1/09       132,068       334,686
                                       20,000              1.8           12.00       12/17/09       150,935       382,498

---------------
(1) Each of these stock options, which were granted under the 1992 Stock Option Plan, are exercisable in a series of installments measured from the vesting commencement date generally over 48 months, provided that each Named Executive Officer continues to provide services to the Company. In the event of certain transactions involving changes in control of the Company, the options will vest in full. The maximum term of each option grant is ten years from the date of grant.

(2) Based on an aggregate of 1,107,350 options granted by the Company in the year ended December 31, 1999 to all employees of the Company, including the Named Executive Officers.

(3) Exercise price is the closing sales price of the Common Stock underlying the stock option on the grant date as reported on the Nasdaq National Market.

(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the Securities and Exchange Commission. There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the ten year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(5) Mr. Eastman separated employment from the Company in July 1999. He remains a Director of the Company.

(6) Ms. Hamilton resigned from the Company in November 1999.

AGGREGATE OPTION EXERCISES IN FISCAL YEAR 1999 AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to options exercised during the year ended December 31, 1999 by the Chief Executive Officer and Named Executive Officers and unexercised options held as of the end of such fiscal year by such persons:

                                                                          NUMBER OF
                                                                          SECURITIES
                                                                          UNDERLYING         VALUE OF UNEXERCISED
                                                                         UNEXERCISED         IN-THE-MONEY OPTIONS
                                                                      OPTIONS AT FISCAL        AT FISCAL YEAR-
                                         SHARES                         YEAR-END(2)(#)           END($)(2)(3)
                                       ACQUIRED ON       VALUE        ------------------   ------------------------
                NAME                   EXERCISE(#)   REALIZED(1)($)   VESTED    UNVESTED     VESTED      UNVESTED
                ----                   -----------   --------------   -------   --------   ----------   -----------
Thomas B. Okarma, Ph.D., M.D.........         0         $      0      138,527   481,473    $  902,732   $1,873,088
Ronald W. Eastman(4).................    65,000          697,393      312,425   216,255     3,009,312    1,689,946
David L. Greenwood...................    30,000          414,833      130,235   242,117     1,037,396    1,367,786
Elaine R. Hamilton(5)................         0                0       15,251         0       121,154            0
Calvin B. Harley, Ph.D...............         0                0      113,387   162,901       962,875    1,017,938
Jane S. Lebkowski, Ph.D..............         0                0       17,500    82,500       121,091      302,629
Richard L. Tolman, Ph.D..............         0                0       10,000    65,000        17,969       98,281

---------------
(1) Fair market value of the Company's Common Stock on the date of exercise (based on the closing sales price reported on the Nasdaq National Market or the actual sales price if the shares were sold by the optionee on the same date) less the exercise price.

(2) These stock options, which were granted under the 1992 Stock Option Plan, are exercisable in a series of installments measured from the vesting commencement date generally over 48 months, provided that each Named Executive Officer continues to provide services to the Company. In the event of certain transactions involving changes in control of the Company, the options will vest in full. The maximum term of each option grant is ten years from the date of grant.

(3) Based on the closing sales price of the Common Stock as of December 31, 1999, quoted on the Nasdaq National Market ($12.63 per share), minus the per share exercise price, multiplied by the number of shares underlying the option.

(4) Mr. Eastman separated employment from the Company in July 1999. He remains a Director of the Company.

(5) Ms. Hamilton resigned from the Company in November 1999.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT ARRANGEMENTS AND CHANGE OF CONTROL AGREEMENTS

     The Company does not have any employment agreements with any of the Named Executive Officers.

     In the event of a change in control of the Company, the 1992 Stock Option Plan provides that each outstanding option will accelerate so that each option will be fully exercisable for all of the shares subject to such option immediately prior to the effective date of the transaction. In addition, upon the occurrence of such transaction, the Stock Option Plan provides that all of the outstanding repurchase rights of the Company with respect to shares of Common Stock acquired upon exercise of options granted under the 1992 Stock Option Plan will terminate.

                        COMPENSATION COMMITTEE REPORT(1)

     In 1999, the Compensation Committee of the Board of Directors (the "Committee") consisted of Dr. Barkas and Mr. Walker, neither of whom is an officer or an employee of the Company. The Committee is responsible for making recommendations and taking actions concerning salaries and incentive compensation of officers and employees of the Company, including the award of stock options under the Company's stock option plan. In particular, the Committee evaluates the performance of management and determines the compensation of the Chief Executive Officer and other executive officers on an annual basis. Executive officers who are also directors are not present during the discussion of their compensation.

PHILOSOPHY

     The Company's executive compensation philosophy is to attract and retain executive officers capable of leading the Company to fulfillment of its business objectives by offering competitive compensation opportunities that reward individual contributions as well as corporate performance. Accordingly, the Company's executive compensation policies include:

     - competitive pay practices, taking into account the pay practices of life science and pharmaceutical companies with which the Company competes for talented executives, including those companies listed in the Nasdaq-Pharmaceutical Index;

     - annual incentive programs which are designed to encourage executives to focus on the achievement of specific short-term corporate goals as well as longer-term strategic objectives;

     - equity-based incentives designed to motivate executives over the long term, to align the interests of management and stockholders and to ensure that management is appropriately rewarded for achievements which benefit the Company's stockholders.

     In the biopharmaceutical industry, many traditional measures of corporate performance, such as earnings per share or sales growth, may not readily apply in reviewing performance of executives. Because of the Company's current stage of development, the Committee evaluates other indications of performance, such as progress of the Company's research and development programs and corporate development activities, as well as the Company's success in securing capital sufficient to enable the Company to continue research and development activities. These considerations necessarily involve an assessment by the Committee of individual and corporate performance. In addition, total compensation paid by the Company to its executive officers is designed to be comparable to compensation packages paid to the management of other companies of comparable size in the biopharmaceutical industry. Toward that end, the Committee may review both independent survey data as well as data gathered internally.

EXECUTIVE OFFICER COMPENSATION

     Compensation for each of the Company's executive officers, including the Chief Executive Officer, generally consists of three elements: a cash salary, a cash incentive bonus and stock option grants with exercise prices generally set at the fair market value at the time of the grant. Base salaries are determined at the beginning of the fiscal year, whereas cash bonuses are awarded on a discretionary basis, usually following the Company's fiscal year-end, and are based on the achievement of corporate and individual goals set by the Board and the Company's Chief Executive Officer at the beginning of the year, as well as the financial condition and prospects for the Company.

     The Company has used the grant of options under its 1992 Stock Option Plan to underscore the common interests of stockholders and management. Options granted to executive officers are intended to provide a continuing financial incentive to maximize long-term value to stockholders and to make each executive's total
---------------

(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

compensation opportunity competitive. In addition, because stock options generally become exercisable over a period of several years, options encourage executives to remain in the long-term employ of the Company. In determining the size of an option to be granted to an executive officer, the Committee takes into account an officer's position and level of responsibility within the Company, the officer's existing stock and option holdings, and the potential reward to the officer if the stock price appreciates in the public market.

     In December 1999, the Committee met to evaluate the Company and individual performance against the goals for 1999. These goals included the progressive development of the Company's scientific programs; completion of the Roslin Bio-Med acquisition and integration of the nuclear transfer technology with the Company's existing technology platforms; and the obtainment of additional funding for the Company's operations. The Committee determined that the Company successfully achieved many of its objectives. As a result, based on corporate performance, the Committee recommended that individual executive officers receive cash bonuses, depending on the Committee's assessment of individual performance, of up to 15% of such officer's eligible 1999 compensation.

CHIEF EXECUTIVE OFFICER COMPENSATION

     At the end of 1999, the Committee did not increase the salary of Dr. Okarma as a result of his recent promotion to President and Chief Executive Officer in July 1999. Dr. Okarma's salary was also reviewed in comparison to compensation paid to chief executive officers of other companies in the biopharmaceutical industry. In making its determination with respect to the bonus to be awarded to Dr. Okarma for 1999, the Committee's assessment was that Dr. Okarma had significant impact in achieving company performance objectives for 1999.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

     Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to any of its five most highly compensated executive officers. However, compensation which qualifies as "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by stockholders.

     The Compensation Committee does not presently expect total cash compensation payable for salaries to exceed the $1 million limit for any individual executive. Having considered the requirements of Section 162(m), the Compensation Committee believes that stock option grants to date meet the requirement that such grants be "performance based" and are, therefore, exempt from the limitations on deductibility. The Compensation Committee will continue to monitor the compensation levels potentially payable under the Company's cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, the Company's compensation philosophy, and the Company's best interests.

               Alexander E. Barkas, Ph.D.          John P. Walker

                              PERFORMANCE GRAPH(1)

     The following graph compares total stockholder returns of the Company since its initial public offering of Common Stock on July 30, 1996 to two indices: the Nasdaq CRSP Total Return Index for the Nasdaq Stock Market-U.S. Companies (the "Nasdaq-US") and the Nasdaq Pharmaceutical Index (the "Nasdaq-Pharmaceutical"). The total return for the Company's stock and for each index assumes the reinvestment of dividends, although dividends have never been declared on the Company's stock, and is based on the returns of the component companies weighted according to their capitalizations as of the end of each monthly period. The Nasdaq-US tracks the aggregate price performance of equity securities of U.S. companies traded on the Nasdaq National Market (the "NNM"). The Nasdaq-Pharmaceutical tracks the aggregate price performance of equity securities of pharmaceutical companies traded on the NNM. The Company's Common Stock is traded on the NNM and is a component of both the Nasdaq-US and the Nasdaq-Pharmaceutical.

           COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT SINCE THE COMPANY'S INITIAL PUBLIC OFFERING ON JULY 30, 1996(2)
PERFORMANCE GRAPH

                                                           US                    PHARMACEUTICAL                   GERON
                                                           --                    --------------                   -----
7/31/96                                                    100                         100                         100
                                                           106                         107                          89
9/30/96                                                    114                         115                          90
                                                           112                         110                          98
11/29/96                                                   119                         108                         102
                                                           119                         111                         171
1/31/97                                                    128                         121                         168
                                                           121                         121                         139
3/31/97                                                    113                         106                         126
                                                           116                          99                         127
5/31/97                                                    130                         114                         115
                                                           133                         114                          97
7/31/97                                                    148                         117                          87
                                                           147                         116                         124
9/30/97                                                    156                         128                         140
                                                           148                         121                         135
11/30/97                                                   149                         118                         110
                                                           146                         115                         106
1/31/98                                                    151                         114                         165
                                                           165                         118                         142
3/31/98                                                    171                         126                         160
                                                           174                         123                         141
5/31/98                                                    164                         119                         144
                                                           176                         117                         121
7/31/98                                                    174                         118                          98
                                                           139                          90                          54
9/30/98                                                    159                         110                          79
                                                           166                         118                          80
11/30/98                                                   182                         124                         145
                                                           206                         146                         140
1/31/99                                                    236                         160                         152
                                                           215                         150                         136
3/31/99                                                    230                         160                         129
                                                           237                         148                         152
5/31/99                                                    231                         157                         155
                                                           252                         163                         135
7/31/99                                                    248                         182                         158
                                                           258                         198                         140
9/30/99                                                    258                         187                         135
                                                           277                         189                         123
11/30/99                                                   306                         213                         139
                                                           372                         273                         163

---------------

(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) Shows the cumulative total return on investment assuming an investment of $100 in each of the Company, the Nasdaq-US and the Nasdaq-Pharmaceutical on July 30, 1996. The cumulative total return on the Company's stock has been computed based on an initial price of $8.00 per share, the price at which the Company's shares were sold in its initial public offering on July 30, 1996.

                              CERTAIN TRANSACTIONS

     In December 1993, the Company provided an interest-free loan to Calvin B. Harley, Chief Scientific Officer, in the principal amount of $150,000, due December 1, 1996, pursuant to a note secured by a second deed of trust to Dr. Harley's residence in Palo Alto, California. On December 1, 1996, the Company agreed to extend the due date of the interest-free loan to December 31, 1998. In February 1999, the Company agreed to restructure the loan and extend the due date to December 31, 2002. The loan will be paid through annual installments of $37,500. As of December 31, 1999, the outstanding balance on this loan was $112,500.

     In July 1999, Ronald W. Eastman separated employment from the Company in July 1999. In conjunction with his separation agreement, the Company agreed to extend the vesting schedule of his existing options for a period of one year. In addition, the Company continued Mr. Eastman's salary and benefits until he became fully employed at another company. Mr. Eastman remains a Director of the Company.

     In August 1999, the Company provided an interest-free loan to David J. Earp, Vice President of Intellectual Property, in the principal amount of $100,000 due in two installments: one-half of the principal balance in August 2002 and the remainder in August 2003. As of December 31, 1999, the outstanding balance on this loan was $100,000.

     In addition, the Company has entered into consulting arrangements with Messrs. Kiley and Walker. See "Compensation of Directors".

     The Company has entered into indemnity agreements with all of its officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines, settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason for his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's By-laws.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities (collectively "Reporting Persons"), to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during fiscal year ended December 31, 1999, all Reporting Persons complied with the applicable filing requirement, with the following exceptions: a Form 3 was filed late in connection with the appointment of Amy L. Collins as Vice President of Intellectual Property in March 1999 and in May 1999 Form 4s were filed late in connection with options granted to directors in connection with their re-election to the Board.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ David L. Greenwood
                                          DAVID L. GREENWOOD
                                          Secretary
April   , 2000

                                  [GERON LOGO]

                                                                      APPENDIX 1

                            CERTIFICATE OF AMENDMENT

                                       OF

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               GERON CORPORATION

     Thomas B. Okarma and David L. Greenwood hereby certify that:

     FIRST: They are the duly elected and acting President and Secretary of Geron Corporation, a Delaware corporation.

     SECOND: The name of this Corporation is Geron Corporation (the "Corporation").

     THIRD: The date on which the Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware (the "Secretary of State") is March 24, 1998. The date on which the Certificate of Designation was filed with the Secretary of State is March 27, 1998. The date on which the Certificate of Amendment of Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware is December 14, 1999.

     FOURTH: The amendment to the Corporation's Restated Certificate of Incorporation set forth below was duly adopted by the Board of Directors of the Corporation, and approved by the Stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FIFTH: Article IV, Paragraph (A) of the Corporation's Restated Certificate of Incorporation is amended to read in its entirety as follows:

          (A) Class of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Fifty-Three Million (53,000,000) shares. Fifty Million (50,000,000) shares shall be Common Stock, par value $0.001 per share and Three Million (3,000,000) shares shall be Preferred Stock, par value $0.001 per share.

     IN WITNESS WHEREOF, the undersigned have signed this Certificate of
Amendment of Restated Certificate of Incorporation this                day of
May, 2000 and hereby affirm and acknowledge under the penalty of perjury that the filing of this Certificate of Amendment of Restated Certificate of Incorporation of Geron Corporation is the act and deed of Geron Corporation.

                                          Geron Corporation

                                          By:

                                            ------------------------------------
                                                      Thomas B. Okarma
                                                         President

Attest:

By:

    ----------------------------------
            David L. Greenwood
                Secretary

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                               GERON CORPORATION
                      2000 ANNUAL MEETING OF STOCKHOLDERS

    The undersigned stockholder of Geron Corporation, a Delaware corporation, (the "Company") hereby acknowledges receipt of the Notice of Annual Meeting of
Stockholders and Proxy Statement, each dated April   , 2000, and hereby appoints
Thomas B. Okarma and David L. Greenwood, or either of them, as proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2000 Annual Meeting of Stockholders of Geron Corporation to be held on May 26, 2000, at 9:00 a.m., at the headquarters of the Company at 230 Constitution Drive, Menlo Park, California 94025, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and in their discretion, upon such other matter or matters that may properly come before the meeting and any adjournment(s) thereof.

    This proxy will be voted as directed or, if no contrary direction is indicated, will be voted as follows: (1) for the election of three Class I Directors to serve for a term of three years; (2) for the approval and ratification of an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 35,000,000 shares to 50,000,000 shares; (3) for the approval and ratification of an amendment to the Company's 1992 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 500,000 shares; (4) for ratification of the selection of Ernst & Young LLP as independent auditors and as said proxies deem advisable on such other matters as may come before the meeting.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[X] Please mark your votes as in this example.

1. Election of Class I Directors    [ ] FOR all nominees (except as
   indicated)    [ ] WITHHOLD authority to vote for all nominees

   Nominees: Gary L. Neil, Thomas B. Okarma and John P. Walker

   If you wish to withhold authority to vote for any individual nominee, strike a line through that individual's name.

2. To approve and ratify an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock
   from 35,000,000 shares to 50,000,000 shares.    [ ] FOR  [ ] AGAINST  [
   ] ABSTAIN

3. To approve and ratify an amendment to the Company's 1992 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance
   thereunder by 500,000 shares.    [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

4. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000.
   [ ] FOR  [ ] AGAINST  [ ] ABSTAIN
                                              Note: This Proxy should be marked,
                                              dated, signed by the
                                              stockholder(s) exactly as his or
                                              her name appears hereon, and
                                              returned in the enclosed envelope.

                                              SIGNATURE(S)
                                                    ----------------------------

                                              DATE
                                                --------------------------------

                                              Please sign exactly as name(s)
                                              appears hereon. When shares are
                                              held by joint tenants, both should
                                              sign. When signing as attorney,
                                              executor, administrator, trustee,
                                              or guardian, please give full
                                              title as such. If a corporation,
                                              please sign in full corporate name
                                              by President or other authorized
                                              officer. If a partnership, please
                                              sign in partnership name by
                                              authorized person.

  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE.